EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports First Quarter 2013 Results
Houston, Texas - May 3, 2013 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $117.1 million, or $0.54 per share (basic and diluted), for the three months ended March 31, 2013, compared to a net loss attributable to common stockholders of $56.4 million, or $0.43 per share (basic and diluted), for the comparable 2012 period. Results include significant items of $34.6 million for the three months ended March 31, 2013, and $22.7 million for the comparable 2012 period, related to liquefied natural gas ("LNG") terminal and pipeline development expenses primarily for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Sabine Pass Liquefaction Project") and the proposed liquefaction facilities being developed by us near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project") and derivative losses primarily due to the change in fair value of interest rate derivatives that were entered into by Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction") in August 2012 in connection with its $3.6 billion senior secured credit facility (the "Liquefaction Credit Facility").
Results for the three months ended March 31, 2013 were also impacted by increases in general and administrative expenses of $65.8 million compared to the comparable 2012 period primarily due to the February 2013 granting of awards under the long-term incentive plan related to Trains 3 and 4 of the Sabine Pass Liquefaction Project. Included in general and administrative expenses were non-cash compensation expenses of $59.2 million for the quarter ended March 31, 2013 and $2.1 million for the comparable 2012 period.
Results are reported on a consolidated basis and include our ownership interest in Cheniere Partners, which was 56.4% as of March 31, 2013.
Overview of Recent Significant Events

•
In February 2013, Sabine Pass Liquefaction issued an aggregate principal amount of $1,500 million of 5.625% Senior Secured Notes due 2021 (the "2021 Sabine Pass Liquefaction Notes"). In April 2013, Sabine Pass Liquefaction issued an additional $1,500 million of notes, including an aggregate principal amount of $500 million of the 2021 Sabine Pass Liquefaction Notes and $1,000 million of 5.625% Senior Secured Notes due 2023 (the "2023 Sabine Pass Liquefaction Notes"). The $500 million aggregate principal amount constitutes a further issuance of and forms a single series with the 2021 Sabine Pass Liquefaction Notes. Net proceeds from these offerings are intended to be used to pay capital costs incurred in connection with the construction of Train 1 and Train 2 of the Sabine Pass Liquefaction Project in lieu of a portion of the commitments under the Liquefaction Credit Facility;

•
In February 2013, Cheniere Partners sold 17.6 million common units for net proceeds, after deducting expenses, of $372.4 million, which includes the general partner's proportionate capital contribution of approximately $7.4 million. Cheniere Partners intends to use the proceeds from this offering for costs associated with the Sabine Pass Liquefaction Project; and

•
In March 2013, Sabine Pass Liquefaction entered into an LNG sale and purchase agreement ("SPA") with Centrica plc ("Centrica") that commences upon the date of first commercial delivery for Train 5 and includes an annual contract quantity of 91.25 million MMBtu of LNG and a fixed fee of $3.00 per MMBtu, equating to expected annual contracted cash flow from fixed fees of $274 million.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Cheniere Partners continues to make progress on the Sabine Pass Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a nominal production capacity of approximately 4.5 mmtpa. The Trains are in various stages of development.

•
Train 1 and Train 2 have received all Federal Energy Regulatory Commission ("FERC") and Department of Energy ("DOE") approvals. We have secured approximately $5.9 billion of required financing to construct Train 1 and Train 2 and have commenced construction. As of March 31, 2013, the overall project for Train 1 and Train 2 was approximately 26% complete. The estimated substantial completion dates for Train 1 and Train 2 are ahead of the contractual schedule for guaranteed substantial completion, and we anticipate that Train 1 will achieve initial LNG production in late 2015.

•
Train 3 and Train 4 have received all FERC and DOE approvals, and we have entered into a lump sum turnkey EPC contract with Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for Train 3 and Train 4. Construction of Train 3 and Train 4 and the related facilities is expected to commence upon, among other things, obtaining financing commitments sufficient to fund construction and making a positive final investment decision. We are in the process of securing the required financing for the construction of Train 3 and Train 4 and expect construction to begin in the first half of 2013.

•
We recently began the development of Train 5 and Train 6. We have completed two SPAs for approximately 3.75 mmtpa, in aggregate, of LNG volumes that commence with the start of Train 5 operations. Bechtel has begun preliminary engineering on Train 5 and Train 6, and we have commenced the regulatory approval process. In February 2013, we commenced the National Environmental Policy Act ("NEPA") pre-filing process with FERC, and we expect to file a formal application with FERC in the second half of 2013. In February 2013 and in April 2013, we filed export applications with the DOE for exports to all current and future countries with which the U.S. has a Free Trade Agreement ("FTA") as well as to any country with which the U.S. does not have an FTA in effect for the SPA with Total Gas & Power North America, Inc. and the Centrica SPA, respectively.

Corpus Christi Liquefaction Project
As currently contemplated, the Corpus Christi Liquefaction Project is being designed for up to three Trains with aggregate nominal production capacity of up to 15 mmtpa. We have engaged Bechtel to complete front-end engineering and design work and expect to have project cost estimates in the second half of 2013.
In August 2012, we filed applications with the FERC for authorization to site, construct and operate the Corpus Christi Liquefaction Project and with the DOE requesting multi-contract authorization to export up to 767 Bcf per year (approximately 15 mmtpa) of domestically produced LNG from the Corpus Christi Liquefaction Project to FTA and non-FTA countries. In October 2012, the DOE granted us authority to export 15 mmtpa of domestically produced LNG to FTA countries from the Corpus Christi Liquefaction Project.
We will contemplate making a final investment decision to commence construction of the Corpus Christi Liquefaction Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Timelines for Liquefaction Projects

Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
DOE export authorization	Received	Received	Initiated Filings	Received - FTA; Pending - Non-FTA
Definitive commercial agreements	Completed 7.7 mmtpa	Completed 8.3 mmtpa		2H13
- BG Gulf Coast LNG, LLC	4.2 mmtpa	1.3 mmtpa
- Gas Natural Fenosa	3.5 mmtpa
- KOGAS		3.5 mmtpa
- GAIL (India) Ltd.		3.5 mmtpa
- Total Gas & Power N.A.			2.0 mmtpa
- Centrica plc			1.75 mmtpa
EPC contract	Completed	Completed	2H14	4Q13
Financing commitments		1H13	1H15	1Q14
- Equity	Received
- Debt	Received
FERC authorization	Received	Received	2H14	1Q14
- Certificate to commence construction	Received	Received
Commence construction	Completed	1H13	1H15	1Q14
Commence operations	2015/2016	2016/2017	2018	2017

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each with a nominal production capacity of approximately 4.5 mmtpa. Construction has begun on Train 1 and Train 2 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three Trains, with aggregate nominal production capacity of up to 15 mmtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, entering into an engineering, procurement and construction contract, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2017.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended
	March 31,
	2013	2012
Revenues
LNG terminal revenues	$66,061	$67,260
Marketing and trading revenues	(565)	2,658
Oil and gas sales	410	550
Other	—	6
Total revenues	65,906	70,474

Operating costs and expenses
General and administrative expense	85,798	19,993
Depreciation, depletion and amortization	15,113	16,290
LNG terminal and pipeline operating expense	15,259	11,557
LNG terminal and pipeline development expense	17,088	21,819
Other	102	94
Total operating costs and expenses	133,360	69,753
Income (loss) from operations	(67,454)	721

Other income (expense)
Interest expense, net	(40,262)	(58,350)
Loss on early extinguishment of debt	—	(507)
Derivative loss, net	(17,468)	(836)
Other income (expense)	475	125
Total other expense	(57,255)	(59,568)
Loss before income taxes and non-controlling interest	(124,709)	(58,847)
Income tax provision	80	(6)
Net loss	(124,629)	(58,853)
Non-controlling interest	7,524	2,438
Net loss attributable to common stockholders	$(117,105)	$(56,415)

Net loss per share attributable to common stockholders - basic and diluted	$(0.54)	$(0.43)
Weighted average number of common shares outstanding - basic and diluted	215,634	131,107

	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$178,041	$201,711
Restricted cash and cash equivalents	722,083	520,263
LNG inventory	4,605	7,045
Accounts and interest receivable	2,707	3,486
Prepaid expenses and other	18,146	16,058
Non-current restricted cash and cash equivalents	1,467,100	272,924
Property, plant and equipment, net	3,824,299	3,282,305
Debt issuance costs, net	245,804	220,949
Goodwill	76,819	76,819
Other assets	42,215	37,525
Total assets	$6,581,819	$4,639,085

Current liabilities	$291,366	$159,763
Long-term debt, net of discount	3,668,286	2,167,113
Deferred revenue	20,500	21,500
Non-current derivative liabilities	21,978	26,424
Other liabilities	2,792	2,680
Non-controlling interest	2,095,868	1,751,604
Stockholders' equity	481,029	510,001
Total liabilities and equity	$6,581,819	$4,639,085

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$178,041	$178,041
Restricted cash and cash equivalents	134,009	(2)	2,042,299	(3)	12,875	2,189,183
Total	$134,009		$2,042,299		$190,916	$2,367,224

As of March 31, 2013, we had unrestricted cash and cash equivalents of $178.0 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $2,189.2 million (which included cash and cash equivalents and other working capital available to Cheniere Partners, in which we own a 56.4% interest, and Sabine Pass LNG, L.P. ("Sabine Pass LNG")) designated for the following purposes: $2,042.3 million for the Sabine Pass Liquefaction Project and for Cheniere Partners' working capital; $131.5 million for interest payments related to Sabine Pass LNG's senior secured notes; $2.5 million for Sabine Pass LNG's working capital; and $12.9 million for other restricted purposes.

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $2.5 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $456.9 million is considered unrestricted for Cheniere Partners, including the $2.5 million considered unrestricted for Sabine Pass LNG. Subsequent to March 31, 2013, Sabine Pass Liquefaction issued an additional $500.0 million of the 2021 Sabine Pass Liquefaction Notes and $1,000.0 million of the 2023 Sabine Pass Liquefaction Notes. The $1,466.0 million net proceeds are considered restricted to us and Cheniere Partners.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259